Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly, the correct answers are as follows...

						A	B	C	Institutional

72. DD) Total income distributions
Mid Cap Growth Fund				n/a	n/a	n/a	n/a

72. EE) Total capital gains distributions
Mid Cap Growth Fund				19,358	614	4,227	n/a

73. A)  Total income distribution pershare
Mid Cap Growth Fund				n/a	n/a	n/a	n/a

73. B) Total capital gains distribution pershare
Mid Cap Growth Fund				0.547	0.547	0.547	n/a

74.U) Shares outstanding
Mid Cap Growth Fund				27,326	859	6,695	n/a

74. V) Net asset value pershare
Mid Cap Growth Fund				$33.05	$27.66	$28.57	$n/a